Exhibit 99.1

Press Release

For Immediate Release:	Contact: William P. Weidner
October 30, 2003	Las Vegas Sands, Inc.
(702) 733-5733

Las Vegas Sands, Inc. Reports Record Third Quarter Results

(Las Vegas, NV — October 30, 2003) Las Vegas Sands, Inc., owner and operator of The Venetian Casino Resort and The Grand Canal Shops in Las Vegas, and The Sands Macau, in Macau, a Special Administrative Region of the People’s Republic of China, today reported financial results for the quarter and nine months ended September 30, 2003.

Third Quarter 2003 Results

In the third quarter of 2003, Las Vegas Sands, Inc. reported Adjusted Property EBITDAR of $70.7 million, an increase of 18.0 percent when compared to $59.9 million in the year-ago quarter. (See the accompanying tables and footnotes, which reconcile income from operations to Adjusted Property EBITDAR.)

Net income before preferred return for the third quarter of 2003 was $19.7 million. That compares to net income before preferred return of $6.4 million for the third quarter of 2002. The prior year’s third quarter results included a loss on early retirement of debt of $8.6 million.

Net revenue for the third quarter of 2003 was $168.3 million, an increase of 10.1 percent when compared to $152.8 million in the third quarter of 2002.

First Nine Months of 2003 Results

Adjusted Property EBITDAR for the first nine months of 2003 was $195.8 million, an increase of 25.0 percent when compared to $156.7 million in the year-ago period.

Net income before preferred return for the first nine months of 2003 was $55.1 million. That compares to net loss before preferred return of $27.0 million for the first three quarters of 2002. Results for the first three quarters of 2002 included a loss on early retirement of debt of $51.4 million.

Net revenue for the first nine months of 2003 was $477.4 million, an increase of 14.4 percent when compared to $417.4 million in net revenue reported for the first three quarters of 2002.

William P. Weidner, President and Chief Operating Officer of Las Vegas Sands, Inc. stated, “The opening of the 1,013 room Venezia Tower at The Venetian represented a continuation and growth of our group rooms strategy. The Venezia Tower features a lavish pool deck, an exclusive Concierge-Level featuring a private lounge and the Venetian’s first wedding chapel. The opening of the tower coincided with the debut of the Venetian Congress Center expansion of 150,000 square feet, including three ballrooms, sixty-four meeting rooms and three permanent boardrooms. Also during the third quarter, we opened a new restaurant, AquaKnox, and continued construction of two additional restaurants, Bouchon, to be operated by the owners of the French Laundry restaurant of Napa Valley, and Tao of New York City. We believe that the addition of The Venezia rooms coupled with the additional meeting space, and the resulting increased demand for our casino, food and beverage, and retail business, along with increased mall traffic and the enhanced mall tenants’ sales, all positively contributed to the overall continuing strength of the Venetian during the third quarter.”

Weidner went on to say, “We continue the planning for our second Las Vegas mega-resort on land between the Venetian and Wynn Las Vegas Resort, as well as with our development activities in Macau, which continues to raise our profile in Asia. As a result, we continue to experience an upturn in Asian high end casino business at The Venetian Las Vegas. We are approximately six months away from the scheduled 2004 completion of The Sands Macau Casino, a 163,000 square foot casino located near the ferry terminal in one of the most exciting economic development areas of China near Hong Kong. In addition, we continue the formulation of development plans and strategies for our destination resort hotel casino in Macau, The Venetian Macau.”

Venetian Casino Resort Operating Results

Hotel revenues were $67.8 million during the third quarter of 2003, an increase of 42.4 percent when compared to $47.6 million in the third quarter of 2002. The Venetian’s room occupancy continued to show consistency during the third quarter of 2003, as compared to the prior year’s third quarter. The occupancy of available guestrooms was 96.6 percent during the third quarter of 2003, consistent with the same 96.6 percent during the prior year’s third quarter, generating revenue per available room (REVPAR) of $185 during the third quarter of 2003, as compared to $172 in the third quarter of 2002. The Venetian’s average daily room rate (ADR) was $191 during the third quarter of 2003, as compared to $178 during the prior year’s third quarter. Weidner remarked, “In the third quarter, we continued to achieve strong hotel occupancy and were able to achieve higher average daily room rates with the addition of 1,013 hotel rooms during the quarter. We received strong room demand for The Venezia Tower and its club level suites, without affecting occupancy and room rates of the original Venetian Hotel Tower.”

Casino revenues were $69.2 million in the third quarter of 2003, as compared to $80.1 million in the third quarter of 2002. Table games win percentage was within a normal range during the third quarter of 2003, but was significantly higher in the third quarter of 2002. Casino win percentage is reasonably predictable over time, but can fluctuate significantly over shorter periods, such as between fiscal quarters. Table games drop (volume) was $196.9 million in the third quarter of 2003, as compared to $243.3 million in the prior year’s third quarter. Slot machine handle (volume) was $510.5 million in the third quarter of 2003, as compared to $414.8 million during the third quarter of 2002. Weidner indicated, “We are pleased with the 23.1 percent increase in slot volume which coincided with the opening of the new 1,013 Venezia Tower rooms.” Weidner went on to say, “Table games volume declined because of fewer select high end casino guests during the third quarter of 2003, as compared to the same period of 2002.”

Food and beverage revenues were $22.4 million in the third quarter of 2003, an increase of 46.4 percent, when compared to $15.3 million in the third quarter of 2002. The increase in food and beverage revenue was a continuing indicator of the Venetian’s strong group banquet business and the addition of 150,000 square feet of new state-of-the-art meeting rooms and the new Venezia Tower hotel rooms. Retail and other operating revenues were $10.7 million in the third quarter of 2003, as compared to $8.8 million during the third quarter of 2002.

The Venetian’s Mall Subsidiary generated rental and related revenues of $10.2 million during the third quarter of 2003, as compared to $9.3 million during the third quarter of 2002. The Mall continues to generate improved revenues and operating cash flow as the Mall benefits from increased foot traffic and tenant sales. Weidner stated, “The Mall is undergoing limited re-merchandising through the change of select tenants and the addition of new tenants, which is expected to provide additional rental revenue in the future.”

The Venetian and its Mall Subsidiary continued to report improved EBITDAR margins. The Venetian’s EBITDAR margin (before pre-opening and corporate expenses) during the third quarter of 2003 as a percentage of net revenues was 42.0 percent, versus 39.2 percent in the same period of a year earlier. The income from operations margin for the third quarter of 2003 as a percentage of net revenues was 29.5 percent, compared to 28.2 percent for the comparable prior year period. Weidner stated, “With the opening of “Venezia”, our 1,013 all-suite hotel room addition, we anticipate a further increase in our margins in future quarters as we fine tune our operations of the new rooms. This additional capacity has added high margin rooms and casino revenues without significantly increasing overhead costs.”

Other Factors Affecting Earnings

Net interest expense was $30.4 million for the third quarter of 2003, of which $0.7 million was related to The Sands Macau, as compared to net interest expense of $29.5 million during the third quarter of 2002. The increase was a result of increased borrowings in relation to the construction of the Venezia Tower and meeting room expansion in Las Vegas, and the Company’s Macau Subsidiary to be used for the development of the Sands Macau, offset by capitalized interest of $0.4 million during the third quarter of 2003.

The Sands Macau pre-opening expenses in the third quarter were $1.9 million, all of which are reported in the Company’s results for the Sands Macau. Pre-opening expenses in the third quarter last year were $1.0 million, which were related to Sands Macau. The Sands Macau is in the development and construction phase and is expected to open in 2004. Weidner reviewed the construction progress for this project, as well as recent trends in the Macau economy. Specifically, Weidner noted that, “Macau’s casino tourism economy continues to expand tremendously, recovering fully from the effects of SARS. Visitation to Macau from the People’s Republic of China increased 52.0 percent in the first quarter pre-SARS, and 49.6 percent for August and September post-SARS. It appears that the recent easing of border restrictions from the People’s Republic of China has driven same-day visitation from the People’s Republic of China significantly, given the 149.5 percent year on year increase in same-day visitors from the People’s Republic of China in August and September. Casino win in Macau for the first quarter was up 29.7 percent and increased 50.6 percent for the August and September post-SARS period.”

Balance Sheet Items

Unrestricted cash balances at September 30, 2003 were $146.0 million, while restricted cash balances at September 30, 2003 were $138.6 million. Of the restricted cash balances, $121.1 million is restricted for construction of the Sands Macau.

Total debt outstanding including the current portion at September 30, 2003 was $1.417 billion, of which $12.4 million is due within the next twelve months. Of the total debt outstanding, $135.0 million is associated with the Company’s Macau Subsidiaries. Capital expenditures during the quarter totaled $47.9 million, primarily for the closeout of The Venezia Tower and meeting room expansion construction in Las Vegas and Sands Macau construction and development activities in Macau.

Forward-looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by Las Vegas Sands, Inc. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands, Inc. assumes no obligation to update such information.

Las Vegas Sands Inc.
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
Revenues:
Casino	$69,236	$80,086	$205,927	$177,379
Rooms	67,752	47,592	181,682	156,605
Food and Beverage	22,439	15,305	63,324	54,838
Grand Canal Shops	10,208	9,297	29,001	26,204
Retail	2,497	2,175	6,466	6,193
Other	8,200	6,631	22,456	21,153

	180,332	161,086	508,856	442,372
Less - Promotional Allowances	(12,068)	(8,330)	(31,505)	(25,018)

	168,264	152,756	477,351	417,354

Operating Costs and Expenses:
Venetian Casino-Hotel Operations	93,732	88,581	269,435	248,907
Grand Canal Shops Operations	3,816	4,231	12,098	11,745
Rental Expense	2,538	2,006	7,605	5,535
Corporate Expense	2,441	2,697	7,230	7,520
Pre-opening and developmental expense	1,872	1,026	6,717	3,097
Depreciation and Amortization	14,183	11,066	36,171	33,015

	118,582	109,607	339,256	309,819

Operating income	49,682	43,149	138,095	107,535

Interest Cost, net of amounts capitalized	(30,356)	(29,466)	(85,088)	(81,531)
Interest expense on indebtedness to
Principal Stockholder	–	–	–	(4,010)
Interest Income	402	1,079	1,226	1,729
Other income (expense)	1	280	820	643
Loss on early retirement of debt	–	(8,629)	–	(51,392)

Income (loss) before Preferred return	19,729	6,413	55,053	(27,026)

Preferred return on Redeemable Preferred Interest
in Venetian Casino Resort, LLC	(6,745)	(6,003)	(19,472)	(17,330)

Net Income (loss)	$12,984	$410	$35,581	$(44,356)

Las Vegas Sands Inc.
Supplemental Data Schedule
(In thousands except room and other information)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002

Adjusted Property EBITDAR (1):	$70,716	$59,944	$195,818	$156,702

Room Statistics for the Venetian:
Occupancy	96.6%	96.6%	97.3%	97.4%
Average Daily Room Rate (ADR)	$191	$178	$203	$195
Revenue per available room (REVPAR)	$185	$172	$198	$190

Other information:
Table games drop per unit per day	$16,989	$20,985	$17,758	$18,649
Slot Machine handle per unit per day	$2,821	$2,239	$2,597	$2,226
Average number of table games	126	126	127	126
Average number of slot machines	1,967	2,014	1,992	2,043

    (1)        Adjusted Property EBITDAR consists of Operating Income before depreciation, amortization, rent, pre-opening expenses and corporate expenses. Adjusted Property EBITDAR and EBITDA are supplemental non-GAAP financial measures used by management, as well as industry analysts, to evaluate operations. In particular, management utilizes Adjusted Property EBITDAR to compare the operating profitability of its Las Vegas Casino with those of its competitors in Las Vegas. Rental expense is added to EBITDA because the Company leases its HVAC plant and believes this provides a comparison of operating profitability to Las Vegas competitors who own their HVAC plants. Las Vegas Sands, Inc. is also presenting Adjusted Property EBITDAR because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDAR as a supplemental performance measure to GAAP financial measures. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Las Vegas Sands, Inc., have historically excluded pre-opening expenses, which are non-recurring or infrequent, and corporate expenses which do not relate to the management of specific casino properties from their EBITDAR calculations. When evaluating Adjusted Property EBITDAR, investors should consider, among other factors, (1) increasing or decreasing trends in Adjusted Property EBITDAR and (2) how Adjusted Property EBITDAR compares to levels of debt and interest expense. However, Adjusted Property EBITDAR should not be interpreted as an alternative to income from operations (as an indicator of operating performance) or to cash flows from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. Las Vegas Sands, Inc. has significant uses of cash flow, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted Property EBITDAR. All companies do not calculate EBITDAR in the same manner. As a result, Adjusted Property EBITDAR as presented by Las Vegas Sands, Inc. may not be comparable to similarly titled measures presented by other companies.

Las Vegas Sands Inc.
Supplemental Data Schedule
(In thousands)
(Unaudited)

The following is a reconciliation of Operating Income to EBITDA and Adjusted Property EBITDAR:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
Operating Income	$49,682	$43,149	$138,095	$107,535
Add :
Depreciation and Amortization	14,183	11,066	36,171	33,015

EBITDA	63,865	54,215	174,266	140,550

Add :
Rental Expense	2,538	2,006	7,605	5,535
Pre-opening and developmental expense	1,872	1,026	6,717	3,097
Corporate Expense	2,441	2,697	7,230	7,520

Adjusted Property EBITDAR	$70,716	$59,944	$195,818	$156,702